Exhibit 99.1

                  AMIS Holdings, Inc. Announces the Retirement of Chief Operating Officer, Walter Mattheus

    POCATELLO, Idaho--(BUSINESS WIRE)--July 10, 2006--AMIS Holdings, Inc. (NASDAQ: AMIS), parent company of AMI Semiconductor (the Company), a leader in the design and manufacture of integrated mixed-signal solutions, today announced the retirement of Walter Mattheus, Senior Vice President and Chief Operating Officer effective July 21, 2006. "Walter has made a tremendous contribution to our company," stated Christine King, President and Chief Executive Officer. "He has built a talented, capable and motivated operations organization," continued King. "While I will miss his counsel and leadership, I congratulate him on his well-deserved retirement."
    Mattheus will continue in his current role until his retirement date. He leaves the company's manufacturing operations in the capable hands of an experienced leadership team. An update will be provided in conjunction with the Company's second quarter earnings release.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

    CONTACT: AMI Semiconductor
             Investor Relations:
             Wade Olsen, 208-234-6045
             wade_olsen@amis.com
             or
             Media Relations:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com